Exhibit 10(a)

CONFIDENTIAL

August 20, 2009

Deborah W. Meyer

(Address on file)

Dear Deborah:

I am pleased to offer you the position of SVP Chief Marketing Officer with Pulte Homes reporting to Richard Dugas, Chairman, President & CEO.

Your starting salary will be $400,000 per year.

As the Chief Marketing Officer, you will be eligible for incentives under the Senior Management Incentive Plan (SMIP), which was adopted in 2008 and consists of both an Annual Incentive Program (“AIP”) and Long-Term Incentive Program (“LTIP”). Details regarding plan terms and performance measures under both the AIP and the LTIP will be provided to you within the first few weeks of your hire date.

Under the AIP, your target will be set at $320,000 (80% of your base salary for 2009). The award opportunity is based on the achievement of Company financial goals as approved by the Compensation Committee of the Board of Directors. Because your start date is after January 31, your payout will be prorated based on the number of months employed in 2009.

Under the LTIP, your target will be set at $240,000 (60% of your base salary for 2009) for the 2010-2012 Cycle or $80,000 per year. The LTIP award is based on both the achievement of pre-established annual Company Financial and Individual goals as approved by the Compensation Committee, which is paid at the end of the three year cycle. Participation in this plan will commence on 01/01/2010.

You will also be eligible for a 2009 annual equity grant consisting of Company Stock Options and/or Restricted Shares, which will be awarded in February 2010 as approved by the Compensation Committee of the Board of Directors. The number of shares and mix of you equity you receive is determined by Senior Leadership with direction and feedback from the Compensation Committee’s outside compensation consultant from Pearl Meyer & Company. This award value is estimated to be approximately $300,000-$350,000, consistent with our most recent annual award grant to other Senior and Corporate Executives. The stock option exercise price and grant value is based on the average of the high and low PHM stock price on the date of grant. Stock options generally vest over a four year period (50% vest two years from the grant date, 25% vest three years from the grant date and the remaining 25% vest four years from grant date). Restricted shares generally vest 100% three years after the date of grant.

We will also provide a Sign-On Stock Option Grant of 50,000 stock options, which will be granted and approved during the Compensation Committee meeting held on September 9, 2009. These stock options will vest over a four year period (50% vest two years from the grant date, 25% vest three years from the grant date and the remaining 25% vest four years from grant date). You will be provided with a grant acceptance agreement shortly after the award is made. In addition, the Company will provide you with a sign on bonus of $10,000 to cover transition related expenses.

All company benefit programs, including medical, dental, life and disability insurance, are available to you for your participation on the first day of the month following 60 days of employment. As a Senior Executive, you will be eligible for the Tax & Financial Planning Assistance program, which reimburses you for any tax and financial counseling up to $7,500 annually (grossed-up to cover any tax liabilities). You will also be eligible for the Executive Health Examination Program, which reimburses you up to $4,000 annually for routine medical examinations, blood tests, X-rays and other related diagnostic programs.

In the event that your reporting relationship changes and you no longer report to the CEO or your employment is terminated by the company without cause during your first three years of employment with the Company, you will receive the following severance benefits; 12 months of salary continuation, Cobra benefits paid by the Company for 12 months, a prorated AIP bonus for the year of termination, any earned amounts and prorated payouts for the current performance cycles of the LTIP program, and the prorated value in cash of restricted stock awards and in the money stock options on the date of termination. Severance benefits will be provided in compliance with section 409a of the tax code.

We anticipate that your start date will be September 1, 2009. On your first day, please plan to meet with Jamie Bieth at 9:00 a.m. to complete your new hire paperwork. Please bring with you identification to demonstrate your eligibility to work in the United States an noted on the attached Form I-9, List of Acceptable Documents. (Note: This offer in its entirety is contingent upon the successful completion of a reference/ background check.)

Deborah, welcome to the Pulte team!

Sincerely,

/s/ Jim Ellinghausen
Jim Ellinghausen
EVP Human Resources

copy:	Richard Dugas
Payroll Department

By my signature, I agree to the terms of this agreement as outlined above and with the understanding that Pulte Homes, Inc. is an “at-will employer.”

/s/ Deborah Meyer	8/21/09
Deborah Meyer	Date